Exhibit 99.1

Uranium Resources, Inc. Clears Significant Legal Challenge in New Mexico

  Ruling that URI’s Section 8 is not Indian Country cleared with no petition for certiorari to U.S. Supreme Court.
  Petition by NM Environmental Law Center for certiorari to U.S. Supreme Court on URI’s NRC license does not impede process for advancing Churchrock/Crownpoint project

LEWISVILLE, Texas--(BUSINESS WIRE)--September 16, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) announced today that the time has expired for opposing parties to petition the United States Supreme Court to review the June 2010 United States Court of Appeals for the 10th Circuit en banc ruling that URI’s Section 8 property in Churchrock, New Mexico is not Indian Country. No petitions were filed as of the September 13, 2010 deadline. This ruling affirmed the authority of the State of New Mexico, and not the U.S. Environmental Protection Agency (USEPA), to issue a UIC permit to URI.

Don Ewigleben, President and Chief Executive Officer of URI, commented, “We are extremely pleased that the question of jurisdiction over the UIC permitting process has been concluded in favor of the State of New Mexico, allowing us to move forward with the development of our Churchrock/Crown Point project after many years of delay.”

In a separate matter, the New Mexico Environmental Law Center on behalf of Eastern Navajo Diné Against Uranium Mining (ENDAUM) and Southwest Research and Information Center has petitioned the United States Supreme Court for review of the March 2010, 10th Circuit Court of Appeals’ ruling that upheld the Company’s NRC license to conduct in-situ recovery (ISR) uranium mining at the Churchrock/Crown Point project.

Mr. Ewigleben, stated, “Twelve years ago the NRC staff concluded an expert, professional analysis and found that URI’s project was protective of public health, safety and the environment. That determination has been subject to stringent legal reviews by the Atomic Safety and Licensing Board, the Commission and then the 10th Circuit Court, all of whom affirmed the staff’s analysis.” URI has not yet reviewed the petition. The Company believes that the 10th Circuit correctly analyzed the issues when it upheld the NRC's issuance of URI’s license. There is no deadline by which the Supreme Court must act on the petition.

He added, “This action will not impede our progress on the development of this project. We will continue our efforts on completing an in depth, feasibility study by the end of 2011, so that we can be in a position to begin construction of the facilities in 2012 and producing in 2013, assuming that the license renewal processes move forward in a timely manner, there is a recovery in uranium prices and that financing is available for the necessary capital expenditures to build the infrastructure ”

The NRC license allows for the production of up to 1 million pounds per year from Churchrock until a successful commercial demonstration of restoration is made, after which mining on other properties can begin and the quantity of production can be increased to 3 million pounds per year.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski / Craig Mychajluk
716-843-3908 / 716-843-3832
dpawlowski@keiadvisors.com / cmychajluk@keiadvisors.com
or
Media:
April Wade, 505-440-9441
awade@uraniumresources.com
or
Company:
Don Ewigleben, 972-219-3330
President and Chief Executive Officer